SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            Form 8-K

                         CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 10, 2000



                       EATON CORPORATION
--------------------------------------------------------------------
     (Exact name of registrant as specified in its charter)

      Ohio                    1-1396                 34-0196300
-----------------          ------------          -------------------
(State or other            (Commission           (I.R.S. Employer
 jurisdiction of            File Number)          Identification No.)
 incorporation)


              Eaton Center
            Cleveland, Ohio                             44114
----------------------------------------         -------------------
(Address of principal executive offices)              (Zip Code)


                           (216) 523-5000
                   -----------------------------
                   Registrant's telephone number,
                        including area code

Item 5.    Other Events
           ------------

Included in this report are (1) information concerning the initial public offering of Axcelis Technologies, Inc., (2) Eaton Corporation's second quarter 2000 earnings release dated July 17, 2000 and (3) a press release announcing the authorization of a share repurchase program dated July 26, 2000.


1) Axcelis Technologies, Inc. initial public offering

On July 10, 2000, Axcelis Technologies, Inc. (Axcelis), then a wholly-owned subsidiary of Eaton Corporation (Eaton), completed an initial public offering (IPO) of 15,500,000 shares of its common stock at $22 per share. The net proceeds from the IPO were $317.5 million which, together with cash from other sources available to Axcelis, were used to pay a previously declared $300 million dividend to Eaton. On July 20, 2000, Axcelis sold an additional 1,550,000 shares of its common stock upon exercise of the underwriters' over-allotment option. The net proceeds from this sale were $32.1 million. For further information, see the footnotes to Eaton's quarterly financial statements included in the press release set forth in 2) below.


2)  Press Release dated July 17, 2000

Eaton Corporation announced record sales, earnings and earnings per share for the second quarter of 2000. Sales were $2.34 billion, 2 percent above the second quarter of 1999. Operating earnings per share during the quarter were $1.95, 12 percent above one year earlier. Comparable cash earnings per share, at $2.25, were up 9 percent. Net income on a comparable basis was $145 million versus last year's $127 million.

During the quarter, the company realized a pretax gain on the sale of a corporate asset of $12 million and had restructuring charges of $10 million related to the continuing integration of Aeroquip-Vickers into Eaton. After non-recurring items, second quarter earnings were $1.96 per share, 15 percent above one year ago.

Sales and operating earnings per share for the first six months of 2000 were also at record levels. Net income before non-recurring items reached $274 million, or $3.70 per share, on sales of $4.66 billion. Comparable first half 1999 earnings were $211 million, or $2.91 per share, on sales of $3.96 billion.

Stephen R. Hardis, Chairman and Chief Executive Officer, said, "During the second quarter of 2000, Eaton's performance clearly demonstrated the benefits of the strategic and operating initiatives we have undertaken over the past several years. For the first time ever, operating margins in all of our business segments were in double digits. As would be expected of a premier diversified industrial corporation, operating issues in some businesses were offset by outstanding performance in others. Overall, we met our very high expectations for bottom line performance in the quarter.

"Last week's successful Initial Public Offering by Axcelis
Technologies, Inc., which comprises Eaton's Semiconductor Equipment Operations, demonstrated the inherent worth of that business, as well as our determination to deliver value to Eaton's owners.

"We continue to make good progress integrating the acquired Aeroquip-Vickers business into Eaton's Fluid Power Segment; during the quarter, Aeroquip-Vickers added about $0.19 per share to Eaton's earnings before restructuring charges.

"For the first time ever, Eaton this year will deliver record earnings in a down North American heavy truck market.

"I have never been more confident that Eaton will complete its emergence as a premier diversified industrial enterprise. With Sandy Cutler, who succeeds me at the end of this month as Eaton's Chairman and Chief Executive Officer, our heritage of operating excellence and innovation will continue to deliver superior value to our customers and to our owners."

Sales and profits in the Automotive Components segment were flat with last year's record results during the second quarter, with a 3 percent increase in sales volume essentially offset by the impact of a weaker Euro exchange rate. This compares to a 4 percent increase in NAFTA auto production, a 2 percent rise in Europe and a 24 percent rise in South American output. Hardis pointed to last year's remarkable 10 percent jump in sales, and said that this year's relatively weak sales comparison represented a return to market trends. Hardis also noted that the company would begin an expansion of its Eaton Supercharger capacity in Brazil to serve automotive customers in that region beginning in 2002.

Second quarter sales of Fluid Power & Other Components were a record $681 million, 3 percent above year earlier results, with the lower Euro exchange rate reducing reported sales by about 3 percent. This 6 percent increase in sales volume compares to about a 7 percent rise in North American fluid power markets and a 1 percent decline in Aerospace markets. Segment profits before restructuring charges were $79 million, 25 percent above comparable profits last year.

Said Hardis, "We have been consistently cautious about the rebound in the North American hydraulics market and, after a sharp rise over the past six months, we are seeing a mid-year pause in industry activity, with Eaton's second quarter orders about 4 percent ahead of one year ago. On the other hand, it is increasingly clear we have seen the bottom on commercial and military aircraft shipments, and our Aeroquip fluid conveyance business is reporting steady gains. Most important, we are pleased with the continuing integration efforts. We remain comfortable that Aeroquip-Vickers will add 75 cents to Eaton's earnings over the course of this year."

Industrial & Commercial Controls segment sales were a record $604 million, 5 percent above last year while segment profits of $65 million were up 33 percent. Hardis noted that profits were at record levels and exceeded the long-time operating margin target of 10 percent. Said Hardis, "Our Cutler-Hammer business continues to enjoy good momentum, with both shipments and orders up an above-market 8 percent in the second quarter. We are particularly pleased with the second quarter profits and with the operating traction we are achieving."

Semiconductor Equipment turned in a record performance in the second quarter. Sales of $166 million were 69 percent above last year while operating profits of $33 million were triple one year ago. Said Hardis, "Assuming that we get a timely and favorable tax ruling on the disposition, Eaton intends to deliver its remaining 84 percent ownership in Axcelis to its shareholders via a spin- or split-off by year end."

Second quarter sales of Truck components were $405 million, off 1 percent from last year. This compares to a 12 percent decline in NAFTA production of Class 8 trucks, flat NAFTA production of medium duty trucks, an 8 percent rise in European commercial vehicle production and a 27 percent jump in South American truck output. Segment profits of $52 million were 15 percent below one year ago.

Said Hardis, "Truck Components operating results continue to be whipsawed by the extraordinary volatility of the NAFTA heavy truck market. Over the past year alone, factory sales have surged from an annual rate of 300,000 to 355,000 at the end of last year and back again to about 290,000 in the quarter just ended. Over that period, we have been incurring variances as we fulfilled our obligations as the market leader to our customers, and as a result our operating results have continued below expectations. We anticipate a more stable operating environment in the second half of this year at about a 240,000 annual rate of production, and we are sizing the business for that level of activity."

Eaton is a global manufacturer of highly engineered products that serve industrial, vehicle, construction, commercial, aerospace and semiconductor markets. Principal products include hydraulic products and fluid connectors, electrical power distribution and control equipment, truck drivetrain systems, engine components, ion implanters and a wide variety of controls. Headquartered in Cleveland, Ohio, the company has 64,000 employees and 200 manufacturing sites in 24 countries. Eaton's sales for 1999 were $8.4 billion.

This news release contains forward-looking statements concerning the North American industrial, commercial and off-highway mobile markets, the auto and truck markets, European markets, Asian and Latin American markets, earnings for this year, the expansion of Supercharger capacity in Brazil, commercial and military aircraft shipments, the contribution of Aeroquip-Vickers to earnings for this year and the annual rate of production in the second half of this year for the NAFTA heavy truck market. Those statements should be used with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company. Important factors which could cause actual results to differ materially from those in the forward-looking statements include our ability to implement successfully our profit plans, the continuing demand for Superchargers and our ability to adhere to the timetable for our expansion of Supercharger capacity, our ability to implement successfully the integration of Aeroquip-Vickers, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic and financial conditions.

Eaton Corporation

Comparative Financial Summary
                                                Three Months Ended
                                                     June 30
                                                ------------------
(Millions except for per share data)              2000      1999
                                                  ----      ----
Net sales                                       $2,335    $2,300

Income before income taxes                         218       186

Net income                                         145       125

Net income per Common Share
  Assuming dilution                             $ 1.96    $ 1.71
  Basic                                           1.99      1.74

Average number of Common Shares outstanding
  Assuming dilution                               74.1      72.8
  Basic                                           73.2      71.7

Cash dividends paid per Common Share            $  .44    $  .44

See accompanying notes.

Eaton Corporation

Comparative Financial Summary
                                                Six Months Ended
                                                    June 30
                                                ----------------
(Millions except for per share data)              2000      1999
                                                  ----      ----
Net sales                                       $4,660    $3,961

Income before income taxes                         419       309

Net income                                         276       209

Net income per Common Share
  Assuming dilution                             $ 3.73    $ 2.88
  Basic                                           3.78      2.92

Average number of Common Shares outstanding
  Assuming dilution                               74.0      72.5
  Basic                                           73.1      71.5

Cash dividends paid per Common Share            $  .88    $  .88

See accompanying notes.

Eaton Corporation

Statements of Consolidated Income
                                                Three Months Ended
                                                      June 30
                                                ------------------
(Millions except for per share data)              2000     1999
                                                  ----     ----
Net sales                                       $2,335   $2,300

Costs & expenses
  Cost of products sold                          1,661    1,643
  Selling & administrative                         356      354
  Research & development                            87       77
                                                ------   ------
                                                 2,104    2,074
                                                ------   ------
Income from operations                             231      226

Other income (expense)
  Interest expense - net                           (45)     (44)
  Other - net                                       32        4
                                                ------   ------
                                                   (13)     (40)
                                                -------  ------
Income before income taxes                         218      186
Income taxes                                        73       61
                                                ------   ------
Net income                                      $  145   $  125
                                                ======   ======

Net income per Common Share
  Assuming dilution                             $ 1.96   $ 1.71
  Basic                                           1.99     1.74

Average number of Common Shares outstanding
  Assuming dilution                               74.1     72.8
  Basic                                           73.2     71.7

Cash dividends paid per Common Share            $  .44   $  .44

See accompanying notes.

Eaton Corporation

Statements of Consolidated Income
                                                Six Months Ended
                                                     June 30
                                                ----------------
(Millions except for per share data)              2000     1999
                                                  ----     ----
Net sales                                       $4,660   $3,961

Costs & expenses
  Cost of products sold                          3,324    2,815
  Selling & administrative                         718      629
  Research & development                           171      148
                                                ------   ------
                                                 4,213    3,592
                                                ------   ------
Income from operations                             447      369

Other income (expense)
  Interest expense - net                           (89)     (65)
  Other - net                                       61        5
                                                ------   ------
                                                   (28)     (60)
                                                ------   ------
Income before income taxes                         419      309
Income taxes                                       143      100
                                                ------   ------
Net income                                      $  276   $  209
                                                ======   ======

Net income per Common Share
  Assuming dilution                             $ 3.73   $ 2.88
  Basic                                           3.78     2.92

Average number of Common Shares outstanding
  Assuming dilution                               74.0     72.5
  Basic                                           73.1     71.5

Cash dividends paid per Common Share            $  .88   $  .88

See accompanying notes.

Eaton Corporation

Business Segment Information
                                               Three Months Ended
                                                     June 30
                                               ------------------
(Millions)                                       2000        1999
                                                 ----        ----
Net sales
  Automotive Components                        $  479      $  480
  Fluid Power & Other Components                  681         661
  Industrial & Commercial Controls                604         578
  Semiconductor Equipment                         166          98
  Truck Components                                405         407
                                               ------      ------
Total ongoing operations                        2,335       2,224
Divested operations                                            76
                                               ------      ------
Total net sales                                $2,335      $2,300
                                               ======      ======

Operating profit
  Automotive Components                        $   65      $   65
  Fluid Power & Other Components                   69          60
  Industrial & Commercial Controls                 65          49
  Semiconductor Equipment                          33          10
  Truck Components                                 52          61
                                               ------      ------
Total ongoing operations                          284         245

Divested operations                                            16
Amortization of goodwill & other intangible
  assets                                          (27)        (27)
Interest expense - net                            (45)        (44)
Corporate & other - net                             6          (4)
                                               ------      ------
Income before income taxes                     $  218      $  186
                                               ======      ======

See accompanying notes.

Eaton Corporation

Business Segment Information
                                                Six Months Ended
                                                    June 30
                                               ------------------
(Millions)                                       2000        1999
                                                 ----        ----
Net sales
  Automotive Components                        $  976      $  958
  Fluid Power & Other Components                1,346         820
  Industrial & Commercial Controls              1,183       1,090
  Semiconductor Equipment                         307         155
  Truck Components                                848         789
                                               ------      ------
Total ongoing operations                        4,660       3,812
Divested operations                                           149
                                               ------      ------
Total net sales                                $4,660      $3,961
                                               ======      ======

Operating profit (loss)
  Automotive Components                        $  139      $  127
  Fluid Power & Other Components                  136          82
  Industrial & Commercial Controls                114          76
  Semiconductor Equipment                          60          (2)
  Truck Components                                112         121
                                               ------      ------
Total ongoing operations                          561         404

Divested operations                                            31
Amortization of goodwill & other intangible
  assets                                          (54)        (44)
Interest expense - net                            (89)        (65)
Corporate & other - net                             1         (17)
                                               ------      ------
Income before income taxes                     $  419      $  309
                                               ======      ======

See accompanying notes.

Eaton Corporation

Condensed Consolidated Balance Sheets

                                             June 30,  December 31,
(Millions)                                     2000       1999
                                               ----       ----
ASSETS
Current assets
  Cash & short-term investments              $  145     $  165
  Accounts receivable                         1,426      1,267
  Inventories                                   965        965
  Deferred income taxes & other current
    assets                                      430        385
                                             ------     ------
                                              2,966      2,782
Property, plant & equipment                   2,285      2,369
Goodwill                                      2,009      1,905
Other intangible assets                         598        625
Deferred income taxes & other assets            756        756
                                             ------     ------
                                             $8,614     $8,437
                                             ======     ======

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt & current portion
    of long-term debt                        $  425     $  970
  Accounts payable & other current
    liabilities                               1,710      1,679
                                             ------     ------
                                              2,135      2,649
Long-term debt                                2,490      1,915
Postretirement benefits other than pensions     671        667
Deferred income taxes & other liabilities       550        582
Shareholders' equity                          2,768      2,624
                                             ------     ------
                                             $8,614     $8,437
                                             ======     ======

See accompanying notes.

Notes to the Second Quarter 2000 Earnings Release
(All references to net income per Common Share assume dilution.)

Restructuring Charges
---------------------
Income for the second quarter of 2000 was reduced by restructuring charges of $10 million ($7 million aftertax, or $.09 per Common Share). Income for the first half of 2000 was reduced by restructuring charges of $18 million ($12 million aftertax, or $.16 per Common Share). These charges were associated with the integration of Aeroquip-Vickers into the Company and reduced operating profit of the Fluid Power and Other Components segment.

Income in the second quarter of 1999 was reduced by restructuring charges of $3 million ($2 million aftertax, or $.03 per Common Share). These charges were associated with the integration of Aeroquip-Vickers into the Company and reduced operating profit of the Fluid Power and Other Components segment.

Other Income (Expense)
---------------------
Income for the second quarter of 2000 was increased by a net pretax gain on the sale of a corporate asset of $12 million ($7 million aftertax, or $.10 per Common Share). Income for the first half of 2000 was increased by a net pretax gain on the sale of corporate assets of $22 million ($14 million aftertax, or $.19 per Common Share). These non-recurring gains were included in other income.

Initial Public Offering of Axcelis Technologies, Inc.
-----------------------------------------------------
On April 26, 2000, the Company announced a plan to reorganize its semiconductor equipment operations into an independent, publicly held company. On June 30, 2000, the Company substantially completed the transfer of all the assets and related liabilities of its semiconductor equipment operations to Axcelis Technologies, Inc. (Axcelis), a wholly-owned subsidiary. As a result, Axcelis includes all of the Company's operations that manufacture, sell and service capital equipment used in the production of semiconductors, including high- and medium- current implanters and high-energy implanters, and other products, including photostablizers, ozone and plasma ashers and thermal processing systems.

On July 10, 2000, Axcelis completed an initial public offering (IPO) for the sale of 15,500,000 shares of common stock at $22 per share. The net proceeds from the IPO were $317.5 million and the number of outstanding shares of Axcelis common stock increased to 95,500,000. The net proceeds from the IPO, together with cash from other sources available to Axcelis, will be used to pay a previously declared $300 million dividend to the Company. These funds will be used to pay down outstanding commercial paper. Prior to the IPO, the Company owned 100% of the 80,000,000 shares of outstanding Axcelis common stock. As a result of the IPO, the Company now owns approximately 83.8% of the outstanding shares of Axcelis common stock.

The Company currently plans to consummate the divestiture of the Axcelis common stock to its shareholders approximately six months following the completion of this offering by distributing all of its shares of common stock in a tax-free transaction to Company shareholders. The Company may accomplish this divestiture through a split-off, a spin-off or some combination of both transactions. The Company will, in its sole discretion, determine the timing, structure and terms of the divestiture of the remaining shares of Axcelis common stock that it owns. This planned divestiture is subject to receiving a private letter ruling from the Internal Revenue Service that the divestiture will be tax-free to the Company and its shareholders and that the Company's contribution of assets to Axcelis in connection with the separation from the Company will qualify as a tax-free reorganization for U.S. federal income tax purposes. The Company recently filed the private letter ruling request.

Acquisition of Aeroquip-Vickers, Inc.
-------------------------------------
As discussed in the Company's 1999 Annual Report to Shareholders, on April 9, 1999, the Company completed the acquisition of Aeroquip-Vickers, Inc. Aeroquip-Vickers had 1998 sales of $2.1 billion. The acquisition was accounted for by the purchase method of accounting and, accordingly, the statements of consolidated income for the first quarter 1999 do not include the results of Aeroquip-Vickers.



3)  Press Release dated July 26, 2000

Eaton Corporation's Board of Directors authorized the company to spend up to $500 million to purchase shares of its common stock. The company intends to purchase these shares in the open market and, market conditions permitting, expects to complete these repurchases by year-end 2000. The company noted that this new program is in addition to the continuing $500 million, five-year repurchase program authorized by Eaton's Board earlier this year.

"In today's market, the best way to translate Eaton's outstanding cash flow performance into value for long-term investors is to harness our capacity to support additional borrowings so we can take advantage of the intrinsic value we see in this enterprise," said Stephen R. Hardis, Eaton's chairman and chief executive officer. "It would be inconsistent with our responsibilities to our owners if we did not take advantage of what we believe is a major buying opportunity.

"Our stock price has been unaffected by Eaton's strong earnings results and the July 10th initial public offering by Axcelis Technologies, Inc., which is more than 80 percent owned by Eaton Corporation. Eaton's long-term owners have not been rewarded for the material progress we've achieved in strengthening our businesses, gaining far more balanced sources of earnings and delivering five years of healthy growth in our business.

"This does not represent a change in our long-term strategy," Hardis continued. "We will not compromise our ability to make the investments necessary to fund our growth programs. We are prepared to issue new shares to help fund a major purchase if attractive opportunities develop and if our shares are better valued.

"Money today is rushing to so-called new economy companies while funds that traditionally invested in high quality, diversified industrial companies, like Eaton, have seen massive redemptions," said Hardis. "The result is the unavoidable rationing of money available for investment in these robust older enterprises, and investors' self-fulfilling belief that there is no penalty for delaying such an investment. Even worse, when Wall Street regards results as disappointing, the market's penalties are as severe as if the company had been valued at high multiples in anticipation of extraordinary growth."

Eaton Corporation is a global manufacturer of highly engineered products that serve industrial, vehicle, construction, commercial, aerospace and semiconductor markets. Principal products include hydraulic products and fluid connectors, electrical power distribution and control equipment, truck drivetrain systems, engine components, ion implanters and a wide variety of controls. Headquartered in Cleveland, the company has 64,000 employees and 200 manufacturing sites in 24 countries. Eaton's sales for 1999 were $8.4 billion.
<page

                            Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Eaton Corporation
                                       -----------------

                                       /s/ Adrian T. Dillon
                                       -----------------------------
                                       Adrian T. Dillon
                                       Executive Vice President -
                                       Chief Financial and Planning
                                       Officer; Principal Financial
                                       Officer


Date: July 31, 2000